Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES UPDATED

FINANCIAL GUIDANCE FOR THIRD QUARTER

Horsham, PA -- October 4, 2005--(Business Wire) NutriSystem®, Inc. (NASDAQ:NTRI), a leading provider of weight management and fitness products and services, today announced that, based on preliminary results, it anticipates higher revenues in the third quarter ended September 30, 2005 as compared to guidance originally provided on July 27, 2005. Revenues are expected to be in the range of $64 million to $65 million versus original guidance of $41 million to $43 million. New customers also grew to 115,000 for the quarter versus prior guidance of 65,000.

Commenting on the preliminary results for the quarter, Chairman and Chief Executive Officer Mike Hagan noted, "Third quarter revenue and customer growth continued to be very strong across all our sales channels. Once again we grew right through the seasonality that is customary in the weight loss market, and we believe we're only beginning to reawaken the NutriSystem brand."

NutriSystem also announced that it expects to report its third quarter 2005 financial results after the market closes on Tuesday, October 25, 2005. The Company will conduct a conference call at 5:00 PM Eastern time that day. On the conference call, Michael J. Hagan, George Jankovic, Chief Operating Officer and James D. Brown, Chief Financial Officer, will provide the investment community with additional commentary about the quarter and the Company's outlook.

A live webcast of the conference call will be publicly available for 60 days at the investor relations section of the Company's website (www.nutrisystem.com). Interested persons who wish to hear the webcast should go to the website a sufficient amount of time before the starting time to register and download and install any necessary audio software. Investors can also listen to the conference call by dialing 800-299-8538 (international: 617-786-2902) and entering access code 85793670, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through November 1, 2005, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 83804033.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the third quarter of 2005 and the full year 2005, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi E. Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@tpg-ir.com

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